Exhibit 10.1

Engagement Letter Third Amendment

Piper Sandler Buyside Advisory Services

This third amendment (this “Third Amendment”), effective as of August 11, 2025, modifies the “Engagement Letter Second Amendment to Piper Sandler Buyside Advisory Services Agreement” dated March 8, 2024 (the “Second Amendment”). The Second Amendment, in turn, had previously amended and supplemented the original letter agreement between Piper Sandler and Sunergy Renewables LLC (“Sunergy”), dated January 18, 2022 (the “Engagement Letter”). The Engagement Letter, as previously amended by the Second Amendment and as now amended by this Third Amendment, is hereafter referred to as our “Agreement.”

Sunergy completed its merger with ESGEN Acquisition Corporation (“ESGEN”) on March 13, 2024, which merger resulted in ESGEN changing its name to Zeo Energy Corp. (“Zeo”). Zeo is the legal successor to ESGEN and as such, confirms that it is a party to the Second Amendment and the Engagement Letter, and has assumed all obligations of Sunergy as set forth in the Second Amendment and the Engagement Letter.

For the avoidance of doubt, except as expressly set forth below, all other provisions of the Second Amendment and the Engagement Letter (including Annex A thereto) shall continue in full force and effect. Piper Sandler acknowledges that once the Heliogen Buyside Advisory Fee is received by Piper Sandler, Zeo has no further fee obligation to Piper under the Agreement for any services related to any past or future Business Transaction. Nothing in this Third Amendment modifies the letter agreement between Piper Sandler and Zeo Energy Corp. executed October 8, 2024 regarding services related to a potential transaction involving SST Solar Holdings Inc. and/or NovaSource Power Opco’s C&I Business.

Zeo confirms that Piper Sandler has provided the buyside advisory services described in the Second Amendment to the full satisfaction of the Company.

1. Background. In February 2025, Piper Sandler introduced Zeo to the opportunity to acquire Heliogen, Inc. and its subsidiaries (together, “Heliogen”). Zeo subsequently entered into a formal .agreement to acquire and merge with Heliogen (the “Heliogen Acquisition”). This Third Amendment describes the remaining fees to be paid by Zeo to Piper Sandler for its services described in the Second Amendment, including any remaining fees related to or arising from the Heliogen Acquisition.

2. Heliogen Buyside Advisory Fee. Zeo has previously made partial payment to Piper Sandler for services provided under the Second Amendment; Zeo has paid Piper Sandler $500,000 in cash and issued to Piper Sandler 50,000 shares of Class A common stock. In consideration of the buy-side advisory services that Piper Sandler has performed (and the prior payments described in the preceding sentence), and subject to closing of the Heliogen Acquisition, Zeo agrees to further compensate Piper Sandler upon such closing by immediately (i) paying Piper Sandler $1.6875 million in cash, and (ii) issuing to Piper Sandler 677,711 shares of Zeo Class A common stock (the “Zeo Shares”) (the cash payment and issuance of Zeo Shares, collectively the “Heliogen Buyside Advisory Fee”). Piper Sandler agrees that 50% of the Zeo Shares shall be subject to lock-up and as such, Piper Sandler agrees that it will not sell 50% of the Zeo Shares until the date that is 45 days after the date of closing of the Heliogen Acquisition.

3. Further Agreements and Undertakings by Zeo.

A.	Zeo shall designate Piper Sandler as a selling shareholder and include the Zeo Shares in a resale registration statement (the “Resale Registration Statement”). Zeo agrees to file the Resale Registration Statement within 30 days of closing of the Heliogen Acquisition and use its best commercial efforts to cause the Resale Registration Statement to become effective within 45 days of closing of the Heliogen Acquisition. Following effectiveness, Zeo agrees to use its best commercial efforts to make all necessary filings on a timely basis for the purpose of maintaining the continuing effectiveness of the Resale Registration Statement for a period of at least 6 full calendar months following closing of the Heliogen Acquisition.

B.	Piper Sandler acknowledges that the Resale Registration Statement will also designate White Oak Capital (through its subsidiary LHX Intermediate, LLC) as a selling shareholder of 9,931,851 shares of Zeo Class A common stock previously issued to LHX Intermediate, LLC, and not yet registered for resale. Zeo will exercise its best commercial efforts to promptly file and achieve effective status for the Piper Sandler Resale Registration Statement. Piper Sandler acknowledges that the Resale Registration Statement will need to include information regarding Heliogen’s business and financials, and must include information from Zeo’s 2025 second quarter 10Q, which is due for filing with the SEC on August 14, 2025. Zeo represents and warrants to Piper Sandler that it has no reason to believe that it will not be delayed in filing its 10Q for the second quarter or that the Heliogen information will not be available for the purpose of timely filing the Resale Registration Statement.

4. Releases. Subject to (i) closing of the Heliogen Acquisition, (ii) receipt by Piper Sandler of the Heliogen Buyside Advisory Fee, together with receipt of any applicable Late Registration Fee(s), (iii) reimbursement of Piper Sandler’s outstanding expenses, and (iv) Zeo’s continuing compliance with all other obligations set forth in this Third Amendment, as well as the Second Amendment and the Engagement Letter (e.g., its indemnity, contribution and exculpation obligations under Annex A to the Engagement Letter), Piper Sandler agrees that all fee and expense reimbursement obligations (except such expense reimbursement obligations that may arise in the future and are covered by Annex A), Piper Sandler releases Zeo Energy Corp. and any of its subsidiaries (including Sunergy Renewables LLC), or agents from any claim related to or arising from such obligations. For the avoidance of doubt, this release does not extend to claims that arise as a result of Zeo’s breach of its compensation and expense reimbursement obligations under this Third Amendment.

[Signature Page Follows]

Piper Sandler & Co.

/s/ Spencer Rippstein
By:	Spencer Rippstein
Title:	Managing Director, Global Co-Head of Energy, Power & Infrastructure Investment Banking

/s/ Vinu Iyengar
By:	Vinu Iyengar
Title:	Managing Director, Energy, Power & Infrastructure Investment Banking

Sunergy Renewables, LLC &
Zeo Energy Corp.

/s/ Tim Bridgewater
By:	Tim Bridgewater
Title:	CEO

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